Exhibit 99.1




                          ANNUAL SERVICER'S CERTIFICATE

                       THE FIRST NATIONAL BANK OF ATLANTA

                     PARTNERS FIRST CREDIT CARD MASTER TRUST

           The undersigned, a duly authorized representative of The First National Bank of Atlanta ("FNBA"), as Servicer pursuant to the Amended and Restated Pooling and Servicing Agreement dated as of January 31, 2000 (the "Agreement"), by and between FNBA and The Bank of New York (Delaware), as trustee (the "Trustee") does hereby certify that:

1. On January 31, 2000, FNBA, a wholly-owned subsidiary of Wachovia Corporation, acquired certain assets and liabilities of Partners First Holdings, LLC ("PFH") Partners First Receivables Funding, LLC and Partners First Receivables, LLC. As a result of this transaction, FNBA became successor to PFH; accordingly, on January 31, 2000 an Amended and Restated Pooling and Servicing Agreement was executed reflecting the FNBA as the Transferor and Servicer of Partners First Credit Card Master Trust. FNBA is, as of the date hereof, the Servicer under the Agreement.

2. The undersigned is duly authorized pursuant to the Agreement to execute and deliver this Certificate to the Trustee.

3. This certificate is delivered pursuant to section 3.5 of the Pooling and Servicing Agreement.

4. A review of the activities of the Servicer during the year ended December 31, 1999, and of its performance under the Agreement was conducted under the supervision of a servicing officer of PFH and FNBA, as appropriate.

5. Based on such review, the Servicer has, to the best of the knowledge of the undersigned, fully performed all its obligations under the Agreement throughout such year and no default in the performance of such obligations has occurred or is continuing except as set forth in paragraph 6 below.

6. The following is a description of each default in the performance of the Servicer's obligations under the provisions of the Agreement known to me to have been made by the Servicer during the year ended December 31, 1999 which sets forth in detail (i) the nature of each such default, (ii) the action taken by the Servicer, if any, to remedy each such default and (iii) the current status of each such default: None.

         IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 28th day of March, 2000.



                  By:  Mark Norwicz
                     -----------------------------------
                     Name: Mark Norwicz
                     Title: Treasurer of Partners First Holdings, LLC through
                            January 31,2000, thereafter an employee of The First National Bank of Atlanta d/b/a Wachovia Bankcard Services, Inc.